SONY GROUP CORPORATION S-8

Exhibit 4.2

Notice of Granting RSUs

November 25, 2025

Sony Group Corporation

 Representative Corporate Executive Officer

President and CEO

 Hiroki Totoki

In accordance with Article 2.1, Paragraph 2 of the RSU Regulations (defined in Section (4) below), the Corporation hereby notifies you of the following matters based on its determination as of October 30, 2025. Capitalized terms used but not defined herein have the meanings assigned to such terms in the RSU Regulations.

(1)	Date of Grant

November 25, 2025.

(2)	Number of Units to be Granted

The number of Units to be granted can be found on My Equity of Equity Gateway:

HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB

(3)	Vesting of Units

(i)	Method of Vesting (plan)

The method of Vesting (plan) applicable to the Units can be found on My Equity of Equity Gateway:

HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB

For details of each plan, please see EXHIBIT 1 (Method of Vesting) of the RSU Regulations.

(ii)	Information on Vesting

The Vesting schedule and the number of Units scheduled to Vest on each Vesting Date, respectively, and, upon the issuance or transfer of the Shares to be delivered upon Vesting, the notice concerning the subscription and allotment described below can be found on My Equity of Equity Gateway:

HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB

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(4)	RSU Regulations

(i)	The details regarding the granting of the Units, the Vesting of the Units, the delivery of the Shares and the extinguishment of the rights shall be as set forth in the Restricted Stock Units (RSU) Regulations (the “RSU Regulations”) that can be found on Document Library under Resources of Equity Gateway (for Recipients who are residents of Israel, including the Israeli Procedures attached to the RSU Regulations (the “Israeli Procedures”) and for Recipients for whom a Chinese SAFE filing has been completed, including the Appendix (for China) to the RSU Regulations (the “Chinese Appendix”)):
HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB

(ii)	If the RSU Regulations are amended pursuant to Article 5.12 of the RSU Regulations and the Corporation expressly indicates to you in the proposal of the amendment by any of the manners pursuant to Article 5.13 that such amendment shall be retroactively effective to the date of enactment of the RSU Regulations, such amendment shall be retroactively effective to such date of enactment of the RSU Regulations to the extent permitted under applicable law.

(iii)	Pursuant to Article 5.1, Paragraph 3 and Paragraph 4 of the RSU Regulations, when a Group Company withholds any income tax and any other taxes or public charges upon Vesting, you shall pay an amount equivalent to the Withholding Taxes by selling a portion of your Shares to be delivered upon Vesting to cover such amount or by any other method designated by the Group Company.

(iv)	If the Units granted under Plan A, Plan D or Plan E Vest, Exhibit 2 (Provisions concerning the sale of Shares relating to Withholding Taxes) of the RSU Regulations (the “Sell to Cover Clause”) shall not apply to you. Provided, however, that if, (a) the Corporation determines that the financial institution or other entity engaged by the Corporation for the implementation of the Sell to Cover mechanism is or becomes capable of implementing such mechanism for the Units granted under Plan A, Plan D or Plan E, and (b) under the applicable laws, regulations and other related rules, a tax withholding or payment obligation arises in connection with the Units granted under Plan A, Plan D or Plan E and the sale of a portion of the Shares is or becomes necessary or appropriate to satisfy such obligation, the Sell to Cover Clause shall apply to you upon notice from the Corporation (including by indicating so on Document Library under Resources of Equity Gateway).

(v)	Unless you are a taxpayer regarding the Units in Argentina, Austria, Belgium, Brazil, Canada, Chile, Colombia, Ecuador, Finland, France, Germany, Hungary, India, Indonesia, Ireland, Italy, Malaysia, Mexico, the Netherlands, Norway, Peru, the Philippines, the Republic of Korea, Spain, Sweden, Thailand, the United Kingdom or the United States at the time of the Vesting of the Units, or unless you are a taxpayer regarding the Units in Japan and you have received a notice by the Corporation to apply the Sell to Cover Clause at the time of granting or thereafter of the Units, the Sell to Cover Clause shall not apply to you. Provided, however, that if, with respect to those who are not subject to the Sell to Cover Clause listed above, (a) the Corporation determines that the financial institution or other entity engaged by the Corporation for the implementation of the Sell to Cover mechanism is or becomes capable of implementing such mechanism for taxpayers residing in such countries, and (b) under the applicable laws, regulations and other related rules in such country, a tax withholding or payment obligation arises in connection with the Units and the sale of a portion of the Shares is or becomes necessary or appropriate to satisfy such obligation, the Sell to Cover Clause shall apply to you upon notice from the Corporation (including by indicating so on Document Library under Resources of Equity Gateway).

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(5)	Other Handlings

For the Recipients who are not residents of Japan, the appendix to this notice titled Appendix for Non-Japanese Residents (the “Global Appendix”) shall also apply.

(6)	Confirmation and Consent Regarding Granting of Units

By clicking the Accept and Agree button displayed in My Equity of Equity Gateway, it is confirmed that you have understood the contents of the RSU Regulations and this notice (including the Global Appendix, to the extent applicable; the same shall apply hereinafter), and it is deemed that you have agreed to the following matters. If clicking the Accept and Agree button is not confirmed within 60 days from the Date of Grant, it will be deemed that you have waived all your rights to receive the Units granted to you by this notice:

HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB

(i)	The Units specified in this notice are hereby granted to you.

(ii)	You will comply with the provisions of the RSU Regulations and this notice.

(iii)	For U.S. residents and residents of Israel at the time of the granting of the Units, the U.S. Prospectus that can be found on Document Library under Resources of Equity Gateway is deemed to have been received by you.

(iv)	When the Units granted to you are Vested in accordance with the RSU Regulations, the notice concerning the subscription and allotment of the Shares to be delivered (fulfilling the requirement of notification pursuant to Article 203, Paragraph 1 and Article 204, Paragraph 3 of the Companies Act of Japan) will be posted in Equity Gateway. The documents are deemed to have been received by you when the notice of delivery of such documents is posted on the system.

(v)	You hereby authorize the Corporation or the Corporation’s agent, on behalf of you, (a) to prepare an application form for the subscription of Shares which has been notified to you in accordance with item (iv) above; (b) to fill out the necessary information and submit such share application form to the Corporation under Article 203, Paragraph 2 of the Companies Act of Japan; and (c) to take other measures required to complete the procedures for you to receive the Shares pursuant to the RSU Regulations.

(vi)	If you are a Japanese resident, you will provide the Corporation with the account information necessary for the delivery of the Shares upon the Vesting of the Units by the date separately specified by the Corporation.

End

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Sony Group Corporation

Appendix for Non-Japanese Residents (the “Global Appendix”)

Restricted Stock Units

Please read the general wording below and the country-specific wording (if any) which may apply depending on your location.

1.	Agreement to Terms and Conditions

By accepting the restricted stock units granted by Sony Group Corporation (the “Corporation”) to you (your “Award”), you also accept the terms and conditions in this Appendix for Non-Japanese Residents (this “Appendix”).

The Notice of Granting RSUs, the Restricted Stock Unit Regulations (the “RSU Regulations”), the U.S. Prospectus (if applicable) and this Appendix are the documents that govern your Award (the “Award Documents”).

Capitalized terms not defined in this Appendix will have the meaning given to them in the RSU Regulations.

2.	English Language

In the event of any discrepancy between the English language version of the Award Documents and any versions provided to you in another language, you acknowledge that the English version will prevail. You also confirm that you fully understand the contents of the English language version of the Award Documents. By accepting your Award, you acknowledge that you do not need a translation of the Award Documents.

3.	No Public Offer

Your Award is being offered to you in your capacity as a director, officer or employee of the Group Companies. This is a private placement directed at certain directors, officers and key employees of the Corporation or its Group Companies in its sole discretion. The offering is not intended for the general public and may not be used for any public offer which requires a prospectus (which, for the avoidance of doubt, does not include the offer to directors, officers or employees in the United States).

Rights granted to you under the Award are personal and may not be transferred, except in the very limited circumstances prescribed in the applicable Award Documents.

Eligibility to participate in the Award, and any subsequent offers and participation, are not intended to constitute a public offer in any jurisdiction. You should therefore keep all Award Documents confidential and may not reproduce, distribute or otherwise make public any such documents without the Corporation’s express written consent.

4.	Offer Not Generally Registered or Approved; No Prospectus; Resale Restrictions

WARNING: No registration outside of the United States: you acknowledge that the Award and Award Documents have not been authorized or approved by any applicable securities authorities and may have been offered pursuant to an exemption from registration in your local jurisdiction. The regulatory bodies in your jurisdiction accept no responsibility for the accuracy and completeness of the statements and information contained in the Award Documents and take no liability whatsoever for any loss arising from reliance upon the whole or any part of the contents of the Award Documents.

WARNING: No prospectus outside of the United States: you acknowledge that no prospectus or similar offering or registration document has been prepared, authorized or approved by any applicable authority in your jurisdiction in connection with your Award.

WARNING: Restricted resale: you acknowledge that the Shares you may acquire upon settlement of your Award may be subject to restrictions on transfer and resale in your local jurisdiction. You agree that you will comply with any such restrictions, including that you will not offer, sell, advertise or otherwise market the Shares (or cause any of these to occur) in circumstances which constitute any type of public offering of securities, unless an exemption applies.

5.	Cash Settlement

In any jurisdiction where it would breach any law or regulation to settle your Award in Shares, or where for some practical reason the Corporation decides it is necessary or desirable to settle your Award in a form other than in Shares, then your Award will be settled in full or in part in cash. You acknowledge that any dividend equivalent payable in relation to your Award may be settled in cash instead of Shares.

6.	No Legal or Financial Advice

You agree and acknowledge that neither the Corporation, nor any person or entity acting on their behalf has provided you with any legal, investment, tax or financial advice with respect to your participation in the RSU Regulations, your Award or any Shares or cash acquired upon settlement of your Award, and you should not rely on the Corporation, nor any person or entity acting on their behalf for an assessment of any legal, investment, tax or financial consequences to you with respect to such participation. Your Award is in no way secured, guaranteed or warranted by the Corporation.

You are advised to exercise caution in relation to the offer and/or grant of your Award. If you have any questions or concerns regarding the contents of the Award Documents, you are advised to consult with your own legal, investment, tax or financial advisor regarding the consequences to you with respect to your participation in the RSU Regulations, your Award or any Shares or cash acquired upon settlement of your Award. You acknowledge that you have been given adequate opportunity to obtain such advice.

7.	Data Protection

By accepting your Award, you acknowledge that your Award is subject to any data protection policy, information security documents and any other applicable data privacy policies of the Corporation and/or a third party designated by the Corporation who manages services to administrate your Award and Shares, which are consistent with such policies of the Corporation.

8.	Acknowledgment of Tax Responsibility

In most countries, receiving an Award will have tax consequences, including reporting, compliance and payment liability. By accepting your Award, you acknowledge and agree that all payments made with respect to your Award may be subject to tax and/or social security in the country where you are employed, reside or are otherwise subject to tax. You acknowledge that the Corporation may withhold amounts and make arrangements as considered necessary to meet any tax or social security liability. This may include withholding amounts at the locally applicable maximum rates. Your liability may also exceed any amounts withheld and paid on your behalf.

You acknowledge that the Corporation does not guarantee any particular tax treatment in relation to your Award and you agree to be responsible for and bear any liability for any personal tax and social security charges, or similar charges, that arise in respect of your Award or your participation in the RSU Regulations. You agree to indemnify the Corporation and agree to make any arrangements deemed appropriate by the Corporation in order to satisfy such payments.

You agree to enter into any tax elections as may be requested by the Corporation for particular tax and/or social security treatment, whether in respect of your Award or any Shares acquired by you on the vesting of your Award.

Any tax information provided is for reference purposes only.

The Corporation is not providing any tax advice to you and you should consult your own tax advisor regarding the tax consequences of your Award.

9.	Adequate Information

By accepting your Award, you certify that you: (i) have been given all relevant information and materials with respect to the Corporation’s operations and financial condition and the terms and conditions of the Award as set out in the Award Documents; (ii) have read and understood such information and materials; (iii) are fully aware and knowledgeable of the terms and conditions of the Award as set out in the Award Documents; (iv) completely and voluntarily agree to the terms and conditions of the Award as set out in the Award Documents; and, (v) consent to the use of electronic communications in connection with your Award and the RSU Regulations and consent to contracting electronically with the Corporation (or other parties, as applicable). All Award Documents may be communicated and stored electronically using means that are secure, private and accessible to the relevant parties.

The information provided does not take into account your objectives, financial situation or needs.

You have had the opportunity to ask questions and receive answers from the Corporation regarding the contents and the terms and conditions of the Award Documents. If you do not understand the contents of the Award Documents, you should consult an authorized financial advisor.

10.	Risk Warnings

Share price risk: there is a risk that the Shares awarded to you under the RSU Regulations may fall as well as rise in value. Market forces will impact the price of the Shares awarded to you, and in the worst case, the market value of the Shares may become zero. You agree that the Corporation and its Group Companies are not liable for any loss due to movements in Share value. More information in relation to the Corporation, including the share price, can be found at https://www.sony.com/en/SonyInfo/IR/.

Currency risk: As the Shares are traded in Japanese Yen, which is not the currency in your jurisdiction, the value of the Shares awarded to you may also be affected by movements in the exchange rate. You agree that the Group Companies are not liable for any loss due to changes in any exchange rate or any charges imposed in relation to the conversion or transfer of money.

11.	No Retention or Employment Rights

All benefits granted under any Award, are an extraordinary payment and may not, in any way, be considered part of your normal remuneration. All Awards are personal to you and are non- transferable.

The forfeiture (including reduction, cancellation or recoupment) provisions relating specifically to your participation under the RSU Regulations are prescribed in the Award Documents. Nothing in the Award Documents: (i) will be taken into account in determining your wages, salary, remuneration or severance pay upon termination of your employment for any reason (whether or not found to be invalid, unlawful or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any), bonuses, pension or retirement payments, or any similar payments to any of the foregoing; (ii) provides you with the right to receive a grant of Awards in the future; (iii) has any influence on the terms or amount of any Award that you may be granted in the future; (iv) provides or implies any expectation or right to your continued employment or service with the Corporation and/or any company within the Sony Group or, (v) guarantees that Awards will vest.

You acknowledge that the Corporation’s decision to grant your Award is strictly discretionary and that you have no automatic right to participate in the RSU Regulations. The Corporation may at any time in its sole discretion, decide to modify, suspend or cease offering future Awards to directors, officers or employees.

You acknowledge that you are not automatically entitled to the exercise of any discretion under the RSU Regulations in your favour and that you do not have any claim or right of action in respect of any decision, omission, or discretion which may operate to your disadvantage. You accept that decisions made on behalf of the Corporation in respect of the Award Documents are final and binding in all respects.

You agree to waive all rights which might arise in connection with the RSU Regulations, other than the right to acquire Shares or cash (subject to and in accordance with the RSU Regulations), in consideration for and as a condition of your Award.

You acknowledge that you do not have any right to compensation or damages for any loss (actual or potential) in relation to the RSU Regulations or your Award.

You acknowledge that no Award Document forms part of your employment or service agreement with your employing entity and the Award Documents do not in any way change the terms of such agreement. The RSU Regulations are offered and administered by the Corporation and not by your employing entity (if different). All Award Documents, and any links by which you may access these documents, originate from and are maintained by the Corporation.

12.	Exchange Controls & Reporting Requirements

You agree that you are solely responsible for complying with any exchange control regulations or foreign asset reporting requirements which apply to you with respect to your Award, and the Corporation will not be responsible for obtaining exchange control approval on your behalf. In the event that you fail to obtain any required exchange control approval, the Corporation will not be liable in any way for any resulting fines or penalties. You should seek independent professional advice if you are unsure about your foreign exchange obligations as a result of your participation in the RSU Regulations.

13.	Insider Trading & Market Abuse

You acknowledge that rules on dealing notification, insider trading and market abuse (including the terms of any relevant dealing policy) may from time to time apply to the Awards and related benefits, and may prohibit or delay actions or decisions in relation to such payments or benefits. You agree that you are solely responsible for compliance with such rules and that the Corporation is not liable for any loss due to such rules or for any breaches of such rules by you.

14.	Mobile Employees

If you are a mobile employee, meaning that you are based in different jurisdictions during the course of your employment and the vesting period of your Award, or that you are or may be subject to tax in more than one country, you are strongly encouraged to inform the Corporation and to speak with a personal tax advisor regarding the tax treatment of your Award.

15.	Severability

In the event any provision or part of this Appendix is found to be invalid or unenforceable, the other provisions of this Appendix shall remain effective and not be affected thereby.

16.	Governing Law

The RSU Regulations are governed as prescribed in the RSU Regulations and you waive any entitlement to have any Award related disputes determined under an alternative jurisdiction except as required by applicable laws.

European Union specific wording

17.	If you are subject to the laws of an EU Member State

This offer is being made to selected individuals as part of an officer or employee incentive programme in order to provide an additional incentive and to encourage officer or employee share ownership and to increase your interest in the Corporation’s success. The company offering these rights is Sony Group Corporation, located at 1-7-1 Konan, Minato-ku, Tokyo, 108-0075 Japan. The Shares which are the subject of these rights are new and existing ordinary Shares in the Corporation. More information in relation to the Corporation including the Share price can be found at the following web address: https://www.sony.com/en/SonyInfo/IR/.

Details of the offer can be found in the Award Documents.

The obligation to publish a prospectus in the EU does not apply because of Article 1(4)(i) of the EU Prospectus Regulation. The total maximum number of Shares which are the subject of this offer is 6,056,987.

Country-specific wording

18.	If you are subject to the laws of Argentina

Private placement: Your Award are being offered to you solely in connection with your employment and is not offered to the general public. By receiving and accepting your Award, you are deemed to (i) acknowledge that the Corporation has not made, and will not make, any application to obtain an authorisation from the Argentinian Securities and Exchange Commission (Comisión Nacional de Valores) for the public offering of your Award or underlying Shares in Argentina nor has it taken any action that would permit a public offering of the underlying Award or Shares in Argentina within the meaning of Argentine Capital Markets Law No. 26,831 (as amended), the Argentine Securities and Exchange Commission General Resolution No. 622/2013 (as amended and supplemented) and ancillary regulations (the CNV Rules); (ii) acknowledge that the Argentinian Securities and Exchange Commission has not reviewed or approved the offering of your Award or the underlying Shares nor any document relating to the offering, and the documents related to the offer are the responsibility of the Corporation and any intervening parties; (iii) acknowledge the offer is being made on a private basis in accordance with Sub-title I, Chapter I, Title XX of the CNV Rules, and is exempt from the requirements applicable to a public offering; and (iv) agree that you will not sell or offer to sell your Award or any Shares acquired upon settlement of your Award in Argentina within the following 6 months after its acquisition if it is not a primary placement pursuant to section 17, of sub-title II, Chapter I, Title XX of the CNV Rules.

Further, receipt and acceptance of the Award Documents shall constitute your agreement that the information contained in the Award Documents may not be (i) reproduced or used, in whole or in part, for any purpose whatsoever other than as a representation of your holding of the Award or Shares, as applicable or (ii) furnished to or discussed with any person without the prior written permission from the Corporation.

Labour law: Please be advised that your participation in the RSU Regulations is entirely voluntary. The Corporation does not guarantee any benefit or gain in connection with the Award offered under the RSU Regulations. Furthermore, the benefits that could eventually arise from the RSU Regulations do not constitute a granted right for the future and may be amended, modified or terminated at any time. Legal, tax and accountant advice should be asked if needed, to completely understand the RSU Regulations’ effects and consequences.

Data protection: The Access to Public Information Agency, as the enforcing authority of Act 25.326, has the power to attend to the reports and claims from those whose rights are affected as a consequence of non-fulfilment of data protection provisions.

La Agencia de Acceso a la Información Pública, en su carácter de Órgano de Control de la Ley Nº 25.326, tiene la atribución de atender las denuncias y reclamos que interpongan quienes resulten afectados en sus derechos por incumplimiento de las normas vigentes en materia de protección de datos personales.

19.	If you are subject to the laws of Australia

Securities: The offer to participate in the RSU Regulations is made in reliance of Division 1A of Part 7.12 of the Corporations Act 2001 (Cth).

To the extent of any inconsistency between the terms of the RSU Regulations and this Global Appendix, the terms of this Global Appendix will prevail.

A copy of the RSU Regulations is available in the HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB. The Corporation undertakes, on request, at no charge and within 10 business days, to provide you with a full paper copy of the RSU Regulations.

Advice warning: Any advice given by the Corporation or any of its Group Companies in connection with the Award(s) made pursuant to the RSU Regulations is general advice only and does not take into account your objectives, financial situation or needs. This document does not constitute investment advice and does not constitute financial product advice as defined in the Corporations Act 2001 (Cth) and the Corporation makes no recommendation about whether you should participate in this offer. You should consider obtaining your own financial product advice from a person who is licensed by the Australian Securities and Investments Commission.

Grant: You cannot acquire any Awards earlier than 14 days after the date on which you receive the Notice of Granting RSUs.

Acquisition price: Awards will be acquired free of charge, and the Shares you may acquire upon vesting of your Award will be acquired at the market value on acquisition in an acceptable method of payment specified by the Corporation or the applicable Group Company.

Please note that the Shares underlying your Award are listed on the Tokyo Stock Exchange, the market value of the Shares in JPY can be ascertained by visiting the website of the Tokyo Stock Exchange at the following link: https://www.jpx.co.jp/english/. The Australian dollar equivalent of that price can then be ascertained by applying the prevailing exchange rate published by the Reserve Bank of Australia, which is accessible at the following link: https://www.rba.gov.au/statistics/frequency/exchange-rates.html.

Nominee: Any Shares you acquire from your Award may be held in a nominee account on your behalf after vesting. A copy of the terms and conditions relating to the nominee arrangement can be found here: HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB. The Corporation undertakes, on request, at no charge and within 10 business days, to provide you with a full copy of the terms and conditions relating to the nominee arrangement.

Risk warning: There is a risk that the value of any Shares, and so the value of any Award to you, may fall as well as rise through movement of equity markets. Market forces will impact the value of any such Awards and, at their worst, market values of any underlying Shares may become zero if adverse market conditions are encountered. As the price of any underlying Shares is quoted in JPY, the value of those Shares to you may also be affected by movements in the JPY / AUD exchange rate.

Misleading statements and omissions:

(a)	The RSU Regulations and any ancillary documents (together, Offer Disclosure Information) are taken to include any term that is required to be included by s 1100Z(1) of the Act together with those matters that may be included in accordance with s 1100Z(3) of the Act.

(b)	This means that in respect of the Offer Disclosure Information (among other matters):

(i)	it must not include any misleading or deceptive statements and must not omit any information that would result in the Offer Disclosure Information being misleading or deceptive;

(ii)	the Corporation must provide you with updated RSU Regulations (Subsequent Disclosure Information) as soon as practicable after becoming aware that the original documents have become out of date or otherwise not correct in a material respect; and

(iii)	if you, after receiving the Offer Disclosure Information or Subsequent Disclosure Information (as applicable), have suffered loss or damage because of a contravention of (i) or (ii) above, you may be able to recover the amount of that loss or damage from certain persons (including the Corporation, any of its directors or any person named in the relevant Offer Disclosure Information or Subsequent Disclosure Information (as applicable) with their consent) as provided for in s 1100Z(2) of the Act but such a person will not be liable for any such loss or damage in certain circumstances set out in s 1100Z(3) of the Act, including where that person made all inquiries (if any) that were reasonable in the circumstances and after doing so believed on reasonable grounds that the statement was not misleading or deceptive.

Other terms required by the Act:

(a)	The terms of the offer include (as if they were set out in full in the offer) each other term (if any) as is required to be included in the terms of the offer by:

(i)	Division 1A of Part 7.12 of the Act (in order for that Division to apply) so as to ensure that the offer of Awards under this offer is covered by section 1100Q of the Act; or

(ii)	any other applicable law.

(b)	If the Corporation becomes aware of any such term, it will, on request by you, provide a copy of the full terms of the offer which include that term.

Data Protection: You consent to your employer, any of its related bodies corporate or any third-party, collecting the personal information (including sensitive information) necessary to administer the RSU Regulations and disclosing any personal information necessary to administer the RSU Regulations to the Corporation, any of its related bodies corporate or any third-party engaged to assist in implementing the RSU Regulations, who may be situated in or outside Australia including in jurisdictions that may not afford your information the same level of protection as under Australian laws do; and your employer will not be required to take steps to ensure that the Corporation, any of its related bodies corporate or any third-party engaged to assist in implementing the RSU Regulations do not breach the Australian Privacy Principles.

You acknowledge that neither the Corporation (nor any other company within the Sony Group) will be required to take steps to ensure that any of its related bodies corporate or any third-party engaged to whom your personal information is disclosed do not breach data privacy principles.

Tax: This is a scheme to which Subdivision 83A-C of the Income Tax Assessment Act 1997 applies, subject to the requirements in that Act.

20.	If you are subject to the laws of Austria

If you are employed in Austria then, notwithstanding any other RSU Regulation provision, you may not transfer, assign or otherwise dispose of your Award to any third-party at any time, except to your personal representatives on your death.

21.	If you are subject to the laws of Brazil

The Awards and any Shares granted under the RSU Regulations have not been and will not be publicly issued, placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) (CVM). Therefore, the Awards and any Shares will not be offered or sold in Brazil, except in circumstances which do not constitute a public offering, placement, distribution or negotiation under the Brazilian capital markets regulations.

If you are employed in Brazil, then by accepting your Award you agree and acknowledge that (i) neither your employer nor any person or entity acting on behalf of your employer has provided you with financial advice with respect to your Award or the Shares acquired upon settlement of your Award; and (ii) your employer does not guarantee a specified level of return on your Award or the Shares.

22.	If you are subject to the laws of Canada

Resale: In addition to any restrictions on resale and transfer noted in the Award Documents, Shares acquired pursuant to the RSU Regulations will be subject to certain restrictions on resale imposed by Canadian provincial securities laws (in general, participants in the offering who are resident in Canada may not resell their Shares to Canadian purchasers). Accordingly, prospective participants are encouraged to seek legal advice prior to any resale of such Shares.

Securities: By accepting your Award, you represent and warrant to the Corporation that your participation in the RSU Regulations is voluntary and that you have not been induced to participate by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable.

Settlement of Awards: Your Award cannot be settled in cash or using Shares purchased on the market. Your Award will only be settled using treasury Shares or newly issued Shares of the Corporation.

Termination: By participating in the RSU Regulations, you acknowledge and accept that if you cease to be a Recipient in accordance with the RSU Regulations for any reason then you will be automatically withdrawn from participating in the RSU Regulations effective from the date of termination of your employment with the Corporation and that such date of termination does not, for the purposes of these provisions in the RSU Regulations, include any period of notice, whether by employment contract, common law or otherwise, except where applicable employment standards legislation requires otherwise, or where the Compensation Committee so determines.

23.	If you are subject to the laws of Chile

Neither the Corporation, the RSU Regulations nor the Shares have been registered in the Securities Registry (Registro de Valores) or in the Foreign Securities Registry (Registro de Valores Extranjeros) of the Chilean Commission for the Financial Market (CMF) (Comisión para el Mercado Financiero de Chile) and they are not subject to the control of the CMF. The RSU Regulations are ruled by General Regulation 336. As the Shares are not registered, the issuer has no obligation under Chilean law to deliver public information regarding the Shares in Chile. The Shares cannot be publicly offered in Chile unless they are registered with the CMF. The commencement date of the offer is November 25, 2025.

Ni el Corporation, ni el RSU Regulations ni las Acciones han sido registradas en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la Comisión para el Mercado Financiero de Chile (CMF) y ninguno de ellos está sujeto a la fiscalización de la CMF. Esta oferta de Acciones se acoge a la Norma de Carácter General 336. Por tratarse de valores no inscritos, el emisor de las Acciones no tiene obligación bajo la ley chilena de entregar en Chile información pública acerca de las Acciones. Las Acciones no pueden ser ofrecidas públicamente en Chile en tanto éstas no se inscriban en el Registro de Valores correspondiente. Se informa que la fecha de inicio de la presente oferta es el 25 de Noviembre de 2025.

24.	If you are subject to the laws of China

The RSU Regulations and your employing entity have been registered with the State Administration of Foreign Exchange in China (SAFE), to enable you, to the extent that you are subject to the SAFE filing requirements, to receive Shares under the RSU Regulations. As a term of the SAFE consent, certain procedures must be followed.

If you are subject to the SAFE filing requirements, you agree that you shall acquire the Shares by paying cash in an amount equal to the Issue/Disposal Price (as defined in the RSU Regulations) to the Corporation. You further agree that in order to assist with your acquisition of the Shares, Sony (China) Limited is authorized to transfer the amount equal to the Issue/Disposal Price through its foreign exchange special bank account to the Corporation, and your employer is authorized to pay such amount directly to Sony (China) Limited on your behalf.

If you are subject to the SAFE filing requirements, by accepting your Award, you acknowledge that if you sell all or part of the Shares held by you, which were acquired in connection with your Award(s) in accordance with the RSU Regulations, the proceeds of such sale shall be repatriated to China (to the extent you have not already sold such Shares) within 6 months upon receipt of the proceeds. For the avoidance of doubt, this restriction applies whether you have ceased your employment or not.

You agree to sell all remaining Shares held in your account managed by the company designated by the Corporation (the “Account Managing Company”) on the market within 90 days after ceasing to hold all the positions that you hold as a director, a corporate executive officer and/or any other officer at, and, if applicable, ceasing to be an employee of, the Group Companies, and does not object to the Corporation, the Account Managing Company or any other relevant party to take the necessary actions to sell all of the Shares. However, if the sale of the Shares violates Japanese regulation for insider trading, you agree that the sale will not be carried out until the situation that violates the regulation is resolved, and that the sale will be carried out as soon as the situation is resolved. In addition, you do not object to the Corporation, the Account Managing Company or any other relevant party to take the necessary actions to achieve this.

You agree that the Corporation is authorized to instruct its designated broker to assist with the repatriation of sale proceeds of such Shares (on your behalf pursuant to this authorization) and you expressly authorize the Corporation’s designated broker to complete the repatriation of sale proceeds of such Shares, if needed. You acknowledge that the Corporation’s designated broker is under no obligation to arrange for the repatriation of sale proceeds of such Shares at any particular foreign exchange rate.

Upon the sale of the Shares, the Corporation agrees to pay you the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your Award and legally applicable to you.

You agree that the Corporation and/or other companies in the Sony Group (including your employer) may provide your information to any third parties (including persons acting as agents or external consultants of the Corporation and/or other Group Companies (including your employer)) for the purpose of management and registry of the RSU plan and your Award, and you understand that you will be duly provided with such third party recipient’s name and contact information. Also, you agree that the Corporation and/or other Group Companies (including your employer) may transfer your personal information to countries and regions outside of mainland China for the purpose of management and registry of the RSU plan and your Award.

The collection, use, process and transfer of your personal information is subject to the PRC Personal Information Protection Law, and you are entitled to statutory rights and remedies thereunder. In order to exercise such rights, you can contact the Secretariat of the Stock Option Plan, Group Human Resources Department, Sony Group Corporation or the Human Resources Department of Sony Corporation of America (the contact information will be provided separately).

25.	If you are subject to the laws of Colombia

The employee declares that they perfectly read and understand English and the fact that this document is in English does not represent any inconvenience or prejudice to the employee. Consequently, the employee accepts the terms and conditions stated in English herein.

El Trabajador declara que lee y entiende perfectamente el idioma inglés, y que la circunstancia de que este documento se encuentre en inglés no representa ningún inconveniente o perjuicio para el trabajador. En consecuencia, el trabajador acepta los términos y condiciones establecidos en este documento en idioma inglés.

26.	If you are subject to the laws of Hong Kong

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

This offer under the RSU Regulations (the “Offer”) is strictly private and only available to eligible employees of Sony Corporation of Hong Kong Limited. The Offer has also not been approved by the Securities and Futures Commission in Hong Kong and it should not be made in whole or in part to the public or any third-party.

No Awards or underlying Shares earned or granted under the RSU Regulations may be transferred or assigned, except as expressly permitted by the Corporation in writing.

27.	If you are subject to the laws of India

The securities described in the Award Documents are being offered only to a select number of qualifying employees of the Group Companies. Such employees may not be acting on behalf of or as an agent for any other person. Securities under the RSU Regulations will not be available for subscription or purchase by any other person.

The Award Documents do not invite offers from the public for subscription or purchase of the securities of any body corporate under any law for the time being in force in India. The website of the Corporation is not a prospectus under the applicable laws for the time being in force in India. The Corporation does not intend to market, promote, or invite offers for subscription or purchase of the securities of any body corporate by virtue of providing you with any of the Award Documents. The information provided in the Award Documents is for record only. Any person who subscribes or purchases securities of any body corporate should consult their own investment advisers before making any investments. The Corporation shall not be liable or responsible for any such investment decision made by any person.

28.	If you are an employee or officer of an Israeli resident subsidiary of the Corporation

Your Award and underlying Shares shall be subject to the provisions of the RSU plan as stipulated in the RSU Regulations (hereinafter referred to as the “Plan” in this section) and the Israeli Procedures adopted by the Corporation. The terms used herein shall have the meaning ascribed to them in the Plan and the Israeli Procedures.

Designation. The Awards are intended to be subject to the trustee capital gain route of Section 102 of the Israeli Tax Ordinance [New Version] 1961 (“Section 102” and “Capital Gains Route”), subject to compliance with the requirements under Section 102 and any rules or regulations thereunder, including the execution of the Award Documents and the required declarations. However, in the event the Awards do not meet the requirements of Section 102, such Awards and the underlying Shares shall not qualify for the favorable tax treatment under the Capital Gains Route. The Corporation makes no representations or guarantees that the Awards will qualify for favorable tax treatment and will not be liable or responsible if favorable tax treatment is not available under Section 102.

The Trustee. The Awards and the Shares issued upon vesting and/or any additional rights, including without limitation any right to receive any dividends or any shares received as a result of an adjustment made under the Plan, that may be granted in connection with the Awards (the “Additional Rights”) shall be issued to or controlled by the Trustee for your benefit under the provisions of the Capital Gains Route for at least the period stated in Section 102 or any other period of time determined by the Israel Tax Authority (“ITA”). In accordance with the requirements of Section 102 and the Capital Gains Route, you shall not sell nor transfer from the Trustee the Shares or Additional Rights until the end of the period required under Section 102 or any shorter period determined by the ITA (the “Holding Period”). Notwithstanding the above, if any such sale or transfer occurs before the end of the Holding Period, the sanctions under Section 102 shall apply and shall be borne by you. If vesting conditions are subject to discretion, the grant date for the purpose of Section 102 may be delayed, and therefore the Holding Period may be delayed as well.

Settlement. Despite the provisions of section 5 above, the Awards shall not be settled in cash. Dividend equivalents paid in cash will be taxed as ordinary work income.

Taxes. Tax shall not generally be due upon vesting but upon sale or release of the Shares from the Trustee. Any and all taxes due in relation to the Awards and Shares, shall be borne solely by you and in the event of death, by your heirs. The Corporation, your employer and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, the rules, and regulations, including withholding taxes at source. Furthermore, you hereby agree to indemnify the Corporation, your employer and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to you. The Corporation, your employer and/or the Trustee, to the extent permitted by law, shall have the right to deduct from any payment otherwise due to you, or from proceeds of the sale of any Shares, an amount equal to any Taxes required by law to be withheld with respect to such Shares. You will pay to the Corporation, your employer or the Trustee any amount of taxes that the Corporation, your employer or the Trustee may be required to withhold with respect to any Shares that cannot be satisfied by the means previously described. The Corporation may refuse to deliver any Shares if you fail to comply with your obligations in connection with the taxes as described in this section. Any fees associated with any vesting, sale, transfer or any act in relation to the Awards and the Shares, shall be borne by you. The Trustee and/or the Corporation, your employer shall be entitled to withhold or deduct such fees from payments otherwise due to/from the Corporation, your employer or the Trustee.

Any Award which vests following the date of termination of status as employee, officer or director of the Israeli resident subsidiary will likely not qualify for the beneficial tax treatment under the Capital Gains Route.

Securities Law Exemption. An exemption from the requirement to file a prospectus with respect to the Plan and the Awards was obtained by the Corporation from the Israeli Securities Authority. Copies of the Plan and registration statement for the Plan will be available free of charge upon request from your local human resources department.

Acknowledgements. by accepting the Awards you hereby understand, acknowledge, agree as follows: (i) You are familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, including without limitations the provisions of the tax route applicable to your Awards and agree to comply with such provisions, as amended from time to time, provided that if such terms are not met, the specific tax route may not apply; (ii) you accept the provisions of the trust agreement signed between the Corporation and the Trustee, and agree to be bound by its terms; (iii) you acknowledge that selling the Shares or releasing the Shares from the control of the Trustee prior to the termination of the Holding Period constitutes a violation of the terms of Section 102 and agree to bear the relevant sanctions; (iv) you authorizes the Corporation to provide the third party share plan administrator nominated by the Corporation and the Trustee with any information required for the purpose of administering the Plan including executing their obligations according to Section 102, the trust deed and the trust agreement, including without limitation information about your Awards, Shares, income tax rates, salary bank account, contact details and identification number and acknowledge that the information might be shared with an administrator who is located outside of Israel, where the level of protection of personal data is different than in Israel.

29.	If you are subject to the laws of Malaysia

If you are employed in Malaysia, you should note that the grant of your Award in Malaysia constitutes or relates to an ‘excluded offer’, ‘excluded invitation’ or ‘excluded issue’, pursuant to Sections 229 and 230 of the Malaysian Capital Markets and Services Act 2007.

Copies of the Award Documents may have been delivered to the Securities Commission of Malaysia. The Award Documents do not constitute, and may not be used for the purpose of, a public offering or issue, offer for subscription or purchase, invitation to subscribe for or purchase of any securities requiring the registration of a prospectus with the Securities Commission in Malaysia under the Capital Markets and Services Act 2007.

30.	If you are subject to the laws of Mexico

The Shares underlying your Award have not been registered with the National Register of Securities maintained by the Mexican Banking and Securities Commission and may not be offered or sold publicly in Mexico. The Award Documents may not be publicly distributed in Mexico. These materials are addressed to you only because of your existing labor relationship with the Group Companies and may not be reproduced or copied in any form. The offer contained in these materials is addressed solely to the present employees of Sony de Mexico, S.A. de C.V. in Mexico and any rights under the RSU Regulations may not be assigned or transferred. The Shares underlying your Award will be offered pursuant to a private placement exception under the Mexican Securities Law.

31.	If you are subject to the laws of New Zealand

Warning:

This is an offer of ordinary shares. The Shares give you a stake in the ownership of the Corporation.

If the Corporation runs into financial difficulties and is wound-up, you will be paid only after all creditors have been paid. You may lose some or all of your investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision.

The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment.

The Corporation’s common stock is quoted on the Tokyo Stock Exchange. The Corporation intends to quote these Shares on the Tokyo Stock Exchange. This means you may be able to sell them on the Tokyo Stock Exchange if there are interested buyers. You may get less than you invested. The price will depend on the demand for the ordinary shares.

The Corporation agrees, at no charge and within 5 business days of your request, to provide you with electronic copies of the Corporation’s most recent annual report (if any); the Corporation’s most recent financial statements; and the auditor’s report (if any). You may request these documents by contacting:

Division: Group Human Resources Dept., Sony Group Corporation
Address: 1-7-1 Konan, Minato-ku, Tokyo, 108-0075 Japan
Phone number: 050-3809-0343
Email address: sgc-hr-equitycomp@sony.com.

Ask questions, read all documents carefully and seek independent financial advice before committing yourself.

32.	If you are subject to the laws of Norway

This offer is being made to selected individuals as part of an officer or employee incentive programme in order to provide an additional incentive and to encourage officer or employee share ownership and to increase your interest in the Corporation’s success. The company offering these rights is Sony Group Corporation. The Shares which are the subject of these rights are new and existing ordinary Shares of the Corporation. More information in relation to the Corporation including the Share price can be found at the following web address: https://www.sony.com/en/SonyInfo/IR/.

Details of the offer can be found in the Award Documents.

The obligation to publish a prospectus does not apply because of Article 7-1 of the Norwegian Securities Trading Act (which implements Article 1(4)(i) of the EU Prospectus Regulation). The total maximum number of Shares which are the subject of this offer is 6,056,987.

33.	If you are subject to the laws of Panama

The Shares to be issued upon settlement of your Award have not been registered, and will not be registered, with the National Securities Commission of Panama, and will only be offered or sold in Panama to employees of the Group Companies pursuant to an exemption to the registration requirements of the securities law. The Shares do not benefit from the tax incentives accorded to securities registered with the National Securities Commission of Panama.

34.	If you are subject to the laws of Peru

The Shares to be issued upon settlement of your Award have not been registered with the Public Register of the Securities Market maintained by the Peruvian Securities Market Superintendence (Superintendencia del Mercado de Valores - SMV), and may not be offered or sold publicly in Peru. In addition, the contents of the Award Documents have not been reviewed by any Peruvian regulatory authority.

35.	If you are subject to the laws of Portugal

Your Award and the benefits provided under the Award are in no way secured, guaranteed or warranted by the Corporation or your employer, and the Corporation and your employer do not guarantee a specified level of return on the Award or the Shares you receive upon settlement of the Award. You expressly acknowledge that there is no obligation on the part of the Corporation or your employer to implement the RSU Regulations and grant any Awards in subsequent years.

36.	If you are subject to the laws of Singapore

You acknowledge that the Award Documents have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Appendix and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with the conditions of, an exemption under any provision (other than Section 280) of Subdivision (4) of Division 1 of Part 13 of the Securities and Futures Act 2001, of Singapore (SFA).

The Awards under the RSU Regulations are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notices SFA 04-N12 and FAA-N16).

37.	If you are subject to the laws of South Korea

If you are employed in the Republic of Korea then, notwithstanding anything set forth in the Award Documents, your Award is granted by the Corporation, not your local employer.

38.	If you are subject to the laws of Taiwan

The grant of the Award under the RSU Regulations has not been and will not be registered with the Financial Supervisory Commission of R.O.C. (Taiwan) pursuant to relevant securities laws and regulations. The Shares obtained under the RSU Regulations may not be offered or sold within Taiwan (R.O.C.) through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan (R.O.C.) that requires a registration or approval of the Financial Supervisory Commission of R.O.C. (Taiwan) or is prohibited under the applicable laws of Taiwan (R.O.C.).

39.	If you are subject to the laws of the United Arab Emirates - ADGM

Securities: This offer document is an Exempt Offer in accordance with the Market Rules of the ADGM Financial Services Regulatory Authority.

This Exempt Offer document is intended for distribution only to Persons of a type specified in the Market Rules. It must not be delivered to, or relied on, by any other Person.

The ADGM Financial Services Regulatory Authority has no responsibility for reviewing or verifying any documents in connection with an Exempt Offer. The ADGM Financial Services Regulatory Authority has not approved this Exempt Offer document nor taken steps to verify the information set out in it and has no responsibility for it.

The Securities to which this Exempt Offer relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Securities offered should conduct their own due diligence on the Securities.

If you do not understand the contents of this Exempt Offer document, you should consult an authorised financial adviser.

Social security: If you are a UAE and GCC national, the benefits received under the RSU Regulations are not part of your wages and are not included in the payment of your social security contributions.

40.	If you are subject to the laws of the United Arab Emirates - DIFC

Securities: This offer is being made to selected individuals as part of an officer or employee incentive programme in order to provide an additional incentive and to encourage officer or employee share ownership and to increase your interest in the Corporation’s success. The company offering these rights is Sony Group Corporation. The Shares which are the subject of these rights are new and existing ordinary Shares in the Corporation. More information in relation to the Corporation including the Share price can be found at the following web address: https://www.sony.com/en/SonyInfo/IR/.

Details of the offer can be found in the Award Documents.

The total maximum number of shares which are the subject of this offer is 6,056,987.

Social security: If you are a UAE and GCC national, the benefit of the Award is not part of your wages and is not included in the payment of your social security contributions.

41.	If you are subject to the laws of the United Kingdom

This offer is being made to selected individuals as part of an officer or employee incentive programme in order to provide an additional incentive and to encourage officer or employee share ownership and to increase your interest in the Corporation’s success. The company offering these rights is Sony Group Corporation. The Shares which are the subject of these rights are new and existing ordinary shares of the Corporation. More information in relation to the Corporation including the Share price can be found at the following web address: https://www.sony.com/en/SonyInfo/IR/.

Details of the offer can be found in the Award Documents.

The obligation to publish a prospectus does not apply because of Section 86(1)(aa) of the Financial Services and Markets Act 2000 (as amended, supplemented or substituted by any UK legislation enacted in connection with the UK’s exit from the European Union). The total maximum number of shares which are the subject of this offer is 6,056,987.

Nothing in the terms of the Awards or any communication issued to you in connection with the Awards is intended to constitute investment advice in relation to the Awards. If you are in any doubt as to whether to proceed in participating in the RSU Regulations or in connection with your own financial or tax position, you are recommended to seek advice from a duly authorised independent adviser.

42.	If you are subject to the laws of the United States

(1)	Fair Market Value.

For purposes of determining any income tax imposed on you, unless otherwise determined by the Corporation, fair market value shall be the closing price of the Corporation’s common stock on the Tokyo Stock Exchange (“TSE”) as of the Vesting Date. In the event that the common stock ceases to trade on the TSE, fair market value shall be as determined by the Corporation in its sole discretion.

(2)	Section 409A of the Code.

If you are a U.S. taxpayer, the intent of the parties is that your grant of Awards under the RSU Regulations complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder, including the exemptions therefrom (“Section 409A”), and, with respect to Awards granted to U.S. taxpayers, the RSU Regulations shall be administered accordingly, and interpreted and construed on a basis consistent with such intent, to the maximum extent permitted by applicable law. Each tranche of restricted stock units that vests under your Award is intended to constitute a “separate payment” for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). To the extent that any provision of the RSU Regulations would fail to comply with the applicable requirements of Section 409A, the Corporation may, in its sole and absolute discretion and without requiring your consent, make such modifications to the RSU Regulations and/or payments to be made thereunder to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, however, that the Corporation shall in no event be obligated to pay any interest, compensation, or penalties in respect of any such modifications. Such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Corporation of the applicable provision without violating the provisions of Section 409A. You acknowledge that the Corporation is authorized to amend the RSU Regulations, to void or amend any election made by you under the RSU Regulations, and/or to delay the payment of any amount or benefit under the RSU Regulations, in each case, in such manner as may be determined by the Corporation, in its sole and absolute discretion, to be necessary and appropriate to comply with Section 409A. You hereby release and hold harmless the Corporation, its directors, officers, and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees, or other liability incurred by you as a result of the application of Section 409A. Nothing in the RSU Regulations shall be construed as a guarantee of any particular tax effect for your Award and the Corporation does not guarantee that any compensation or benefits provided under the RSU Regulations will satisfy the provisions of Code Section 409A. In no event shall the Corporation be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid or promised to you hereunder based on the Corporation’s reasonable good-faith interpretation of Section 409A. By accepting the Award, you hereby indemnify the Corporation for any liability that arises as a result of Section 409A with respect to your Award.

If you are a U.S. taxpayer and are receiving RSUs under Plan A, then notwithstanding anything to the contrary in the RSU Regulations, the following provisions shall apply to you:

(a)	With respect to any payments and benefits provided under your Award that constitute “nonqualified deferred compensation” subject to Section 409A, in order for such payments and benefits to vest, you must cease to hold all positions or terminate all your service in a way that such cessation or termination of service will constitute a “separation from service” as defined under U.S. Treasury Regulation Section 1.409A-1(h), without regard to any alternative definitions therein (a “Separation from Service”).

(b)	If, at the time of your termination of employment, you are a “specified employee”, as determined in accordance with Section 409A, any payments and benefits provided under your Award that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to you on account of a Separation from Service shall not be paid until the first payroll date to occur following the six-month anniversary of your Separation from Service (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, if applicable, any remaining payments shall be paid without delay in accordance with their original schedule. If your death occurs before the Specified Employee Payment Date, any delayed payments shall be paid to your estate in a lump sum as soon as administratively practical following the Corporation’s notification of your death.

If you are a U.S. taxpayer and are receiving RSUs under Plan B, C, or F then notwithstanding anything to the contrary in the RSU Regulations, the following provision shall apply to you:

(a)	With respect to any payments and benefits provided under your Award that do not constitute “nonqualified deferred compensation” subject to Section 409A, the date of issuance or the transfer of the Shares may be no later than two and a half months following the calendar year in which your Award vests.

(3)	Compliance with law.

If the disposition of the Shares you acquired pursuant to the RSU Regulations is not covered by any registration statement under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Corporation may require you, as a condition precedent to receipt of such Shares, to represent to the Corporation in writing that the Shares you acquired are acquired for investment only and not with a view to distribution and that such Shares shall be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.